Exhibit 10.2

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

INTEL CONFIDENTIAL

Amended

INTELLECTUAL PROPERTY LICENSE AGREEMENT

BETWEEN

“CYMER” CORPORATION AND INTEL CORPORATION

The Intellectual Property License Agreement of January 28, 2004 is hereby Amended (“Amended License Agreement”) as of June 27, 2006 (“Effective Date”) by and between Cymer, Inc. a Nevada corporation, having an office at 17075 Thornmint Ct., San Diego, California, 92127, USA, (“Cymer”) and Intel Corporation, a Delaware corporation, having an office at 2200 Mission College Blvd., Santa Clara, California 95052, U.S.A. (“Intel”).

WHEREAS, Cymer intends to commercialize EUV systems for an anticipated business opportunity,

WHEREAS, the January 2004 Agreement is subject to termination if Cymer does not commercialize a Cymer Licensed Product by
[ . . . * * * . . . ], and

WHEREAS, Cymer intends to use certain of the Intel Patents, Exhibit A of this Amended License Agreement beyond [ . . . * * * . . . ],

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN, THE PARTIES AGREE TO AMEND THE JANUARY 2004 AGREEMENT AS FOLLOWS:

1.              DEFINITIONS

1.1.                              “EUV” means extreme ultraviolet lithography.

1.2.                              “EUV Source System” means a system including all apparatus to deliver debris-free, in-band, collected photons based on a [ . .. . * * * . . . ] or a [ . . . * * * . . . ] to the intermediate focus of the EUV lithography system for generating a supply of such collected photons at a central wavelength in the range of [ . . . * * * . . . ].

1.3.                              “Intermediate Focus” means the illuminator entrance of the EUV Lithography System, such illuminator entrance being downstream of the collection optics, debris mitigation system and optional spectral purity filter.

1.4.                              “EUV Lithography System” means an integrated exposure tool containing an EUV Source System and capable of creating lithographic patterns in semiconductor wafers.

1.5.                              “Cymer Licensed Products” shall mean a Complete EUV Source System that is sold by Cymer as Cymer’s own product (subject to the limitations set forth in Section 2.6) and not on behalf of another.

1.6.                              “Complete EUV Source System” means an EUV Source System and supporting EUV metrology devices which are designed, developed and marketed by or for Cymer for integration into an EUV Lithography System and which are assembled substantially into the form ordinarily sold to EUV Lithography System producers under Cymer’s name.

1.7.                              “Integrated Circuit” shall mean an integrated unit comprising one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing

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and/or supporting means). The definition of “Integrated Circuit” shall also include any and all firmware, microcode or drivers, if needed to cause such circuit to perform substantially all of its intended hardware functionality, whether or not such firmware, microcode or drivers are shipped with such integrated unit or installed at a later time.

1.8.                              “Intel’s Products” shall mean any Integrated Circuits.

1.9.                              “Patents” shall mean all classes or types of patents other than design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patent rights in all countries of the world that are owned or controlled by the applicable party or any of its Subsidiaries or to which such entities have the right to grant licenses, and to the extent that the applicable party or its Subsidiaries has the right to grant licenses within and of the scope set forth herein and without the requirement to pay consideration to any third party (other than employees of the applicable party or its Subsidiaries) for the grant of a license under this Agreement.

1.10.                        “Patent Rights” shall mean all rights which may be exercised to enforce Patents.

1.11.                        Re-write paragraph 1.11 as follows “Intel Patents” shall mean only those Patents and patent applications that are listed in Exhibit A of this Amended License Agreement.

1.12.                        “Trade Secrets” shall mean know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, models, prototypes, specimens,  notes, documents, schematics, layout, and other data and materials and any other confidential information , including that have been obtained and will be by Intel from its EUV related agreements with various universities, that will be transmitted to Cymer by Intel during the Term of this Agreement as part of this Agreement.

1.13.                        “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability corporation or other entity, now or hereafter, in which a party owns or controls (either directly or indirectly) the following:

(a)                                  an interest sufficient to receive at least thirty percent (30%) of the profits and/or losses of such entity (in the event that such entity distributes its profits or losses); and

(b)                                 either of the following:

(1)                                  if such entity has voting shares or other voting securities, more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority; or

(2)                                  if such entity does not have voting shares or other voting securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such entity.

An entity shall be deemed to be a Subsidiary under this Agreement only so long as:

(c)                                  the party owning or controlling the interest required under subsection (a) above has not contractually or otherwise agreed to forfeit any part of its share of the profits or losses distributed by the entity; and

(d)                                 the party owning or controlling the shares, securities, or other ownership interest required under subsections (b)(1) or (b)(2) above has not contractually or otherwise surrendered, limited, or in any other way constrained its authority to elect the managing authority or make decisions for the entity; and

(e)                                  all requisite conditions of being a Subsidiary are met.

1.14.                        “Assert” means to bring an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part. Examples of such body or tribunal include, without limitation, United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

1.15.                        “Cymer’s Products” means all products manufactured by or for Cymer other than (i) Chipsets; and (ii) microprocessors that are hardware or software compatible with one or more Intel microprocessors.

2.              GRANT OF RIGHTS

2.1                                 Re-write paragraph 2.1 as follows, Subject to the terms of this Agreement, Intel grants to Cymer a [ . . . * * * . . . ] license,
[ . . . * * * . . . ], under the Intel Patents, and for the lives of such Patents, subject to Section 4.3(a)  to

(a)                                  make, use, sell, offer to sell, import and otherwise dispose of Cymer Licensed Product, and

(b)                                 make, have made, use and/or import any components solely for integrating into Cymer Licensed Product.

2.2         The licenses granted to Cymer to make, use, sell, offer for sale, import or otherwise dispose of Cymer Licensed Product includes the right to assemble and combine Integrated Circuits into Cymer Licensed Product, but does not include any license to make, have made, use, sell, offer to sell, import or otherwise dispose of Integrated Circuits themselves, including those Integrated Circuits that are included in Cymer Licensed Product except as replacement parts for Cymer Licensed Product.

2.3         Subject to the terms of this Agreement, Intel grants to Cymer a [ . . . * * * . . . ] license, [ . . .. * * * . . . ], under the Trade Secrets, to use internally and to have Cymer third party contractors make components (subject to requirements of confidentiality consistent with this Agreement), to make use, sell offer for sale, import or otherwise dispose of Cymer Licensed Products.

2.4         Re-write paragraph 2.4 as follows License Fee.

(a)                                  In consideration for the license grants from Intel pursuant to this Amended License Agreement, Cymer shall pay to Intel a license fee, of [ . . . * * * . . . ] ($[ . . . * * * . . . ]) within [ . . . * * * . . . ] days of the Effective Date of this Amendment. The license fee payment will be made via check payable to Intel Corporation, Post Contract Management, JF3-149, 2111 N.E. 25th Avenue, Hillsboro, OR 97124; or wire transfer to the following account:  CITIBANK, New York, New York, ABA# 021000089, General Account # 38385954.

2.5  Clarification Regarding Patent Laundering. The parties understand and acknowledge that the licenses granted hereunder are intended to cover only Cymer Licensed Product, and are not intended to cover manufacturing activities that Cymer may undertake on behalf of third parties whose intention is to re-sell the Cymer Licensed Product as a standalone component and not otherwise use the Cymer Licensed Product or integrate in another tool (patent laundering activities).

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2.6         Licenses and Subsidiaries.

(a)                                  Intention for Subsidiaries to be Bound.

(1)                                  Except as expressly set forth herein, the parties intend that this Agreement shall extend to all of each party’s Subsidiaries. The parties agree that to the extent they are not already bound, each party shall use reasonable and diligent efforts to ensure that all such Subsidiaries are bound by the terms of this Agreement.

(b)                                 Either party to this Agreement shall have the right to request a written confirmation or denial from the other party to this Agreement that a specific Subsidiary is (or is not) bound by this Agreement. A party receiving such a request shall provide such written confirmation (including a full explanation in support of such confirmation or denial) within 30 days after the receipt of the request.

(c)                                  The parties represent, warrant and covenant that they shall not participate in the creation or acquisition of Subsidiaries where a primary purpose of such creation or acquisition is to extend the benefits of this Agreement to a third party and agree that any such attempt to extend such benefits shall not extend this license to such third party.

(d)                                 If either party or one of their Subsidiaries (“First Party”) owns or has the right to enforce or control the enforcement of any rights in any Patent but such First Party does not have the right to license those rights to the other party to this Agreement (the “Second Party”) hereunder (“Restricted Patent Rights”), then, if and to the extent that such Restricted Patent Rights would have been licensed to the Second Party if the First Party had the right to license such patents:

(1)                                  the First Party grants to the Licensed Products of the Second Party an immunity from suit for infringement of such Restricted Patent Rights of a scope identical to the rights that would have been granted hereunder if the First Party had the right to license such Restricted Patent Rights;

(2)                                  the First Party shall not give its assent if that assent is required to allow a third party entity to assert the Restricted Patent Rights against the Licensed Products of the Second Party; provided that (i) this restriction shall be dropped if the Second Party first initiates litigation alleging infringement of Patent Rights against the holder of the Restricted Patent Rights, and (ii) in any event the First Party shall be free to fulfill its preexisting contractual obligations to provide assistance and support as may be required under the relevant contractual agreement; and

(3)                                  the First Party promises to off-set of or repay over to the Second Party any monetary awards for damages and/or royalties actually to be paid or paid by the Second Party and owing to said First Party as a result of litigation by the holder of the Restricted Patent Rights against the Licensed Products of the Second Party to the extent attributable to such Restricted Patent Rights.

(e)                                  The extension of license rights to a Subsidiary shall apply only during the time period when such Subsidiary meets all requirements of a Subsidiary. However, if a Subsidiary of a party that holds any Patents that are licensed to the other party hereunder ceases to meet all requirements of being a Subsidiary, the licenses granted by such Subsidiary to the other party under this Agreement shall continue for the life of such Patents even after such entity ceases to meet all the requirements of being a Subsidiary.

2.7         No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. Specifically, (i) except as expressly provided in Section 2, nothing in the licenses granted hereunder or otherwise contained in this Agreement shall expressly or by implication, estoppel or otherwise give either party any right to license the other party’s Patents to others, and (ii) no license or immunity is granted by either party hereto directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of Licensed Products with other items or for the use of such combination.

3. COVENANT NOT TO SUE

3.1 Covenant Not to Sue. Cymer agrees that Cymer shall not Assert any Patent Right against Intel, its Subsidiaries or affiliates, or their customers (direct or indirect), distributors (direct or indirect), agents (direct or indirect) and contractors (direct or indirect), wherein contractors does not include equipment suppliers, for the manufacture, use, import, offer for sale or sale of any of Intel’s Products or any process or any method or any component employed in the manufacture, testing, distribution or use thereof for so long as Intel does not Assert any Patent Right against Cymer, its subsidiaries or affiliates, or their customers (direct or indirect), distributors (direct or indirect), agents (direct or indirect) and contractors (direct or indirect) for the manufacture, use, import, offer for sale or sale of Cymer’s Products or any process or method employed in the manufacture, testing, distribution or use thereof. For clarity, an injunction against an equipment supplier is not precluded by any of the above.

4. EFFECTIVE DATE, TERM AND TERMINATION FOR CAUSE

4.1 Re-write paragraph 4.1 as follows Effective Date. This Amended License Agreement is effective as of the last date of signature on this Amended License Agreement.

4.2 Re-write paragraph 4.2 as follows Term. This Amended License Agreement and the rights and licenses granted hereunder shall become effective on the Effective Date.

4.3 Termination for Cause.

(a)                                  A party may terminate this Agreement including all rights and licenses hereunder to the other Party upon written notice of termination to the other party if the other party hereto commits a material breach of this Agreement and does not correct such breach within sixty (60) days after receiving written notice complaining thereof.

5.DISCLAIMER

5.1 Nothing contained in this Agreement shall be construed as:

(a)                                  a warranty or representation by Intel as to the validity, enforceability or scope of any class or type of Patent Right; or

(b)                                 a warranty or representation that any manufacture, sale, lease, use or other disposition of Licensed Products hereunder will be free from infringement of any patent rights of any third party; or

(c)                                  an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

(d)                                 conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either party; or

(e)                                  conferring by implication, estoppel or otherwise, upon Cymer licensed hereunder, any license or other right under any Patent Rights, copyright, maskwork, trade secret, trademark other intellectual property right except the licenses and rights expressly granted hereunder; or

(f)                                    an obligation to furnish any technical information or know-how outside of what is transmitted pursuant of this Agreement.

5.2  NO IMPLIED WARRANTIES. INTEL HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6. MISCELLANEOUS PROVISIONS

6.1 Authority. Intel represents and warrants that it has the right to grant to Cymer the licenses granted hereunder.

6.2 No Assignment. This Agreement is personal to the parties, and the Agreement or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part of a party’s business or assets or otherwise, either voluntarily, by operation of law, or otherwise, without the prior written consent of the other party, which consent may be withheld at the sole discretion of such other party. Any such purported assignment or transfer shall be deemed a breach of this Agreement and shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

6.3  Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Cymer: Law Department Cymer, Inc. 17075 Thornmint Ct. San Diego, CA 92127	If to Intel: General Counsel Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95052 United States of America

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

6.4 No Rule of Strict Construction. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against either party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

6.5  Taxes. Each party shall be responsible for the payment of its own tax liability arising from this transaction.

6.6  Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

6.7 Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

6.8 Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of California, without reference to conflict of laws principles.

6.9 Jurisdiction. Intel and Cymer agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the State of California or of the Federal courts sitting therein.

6.10 Dispute Resolution. All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows:  First, the senior management of both parties shall meet to attempt to resolve such disputes. If the senior management cannot resolve the disputes, either party may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either party may begin litigation proceedings.

6.11  Confidentiality of Terms. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

(a)                                  with the prior written consent of the other party; or

(b)                                 to any governmental body having jurisdiction to call therefor; or

(c)                                  subject to (d) below, as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; or

(d)                                 during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (a) the restrictions are embodied in a court-entered Protective Order and (b) the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure; or

(e)                                  in confidence to legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions.

6.12  Trademarks. Neither party may use the other party’s name or trademarks in advertisement, materials, web sites, press releases, interviews, articles, brochures, banners, letterhead, business cards, project reference or client listings, without the other’s prior review and written consent.

6.13  Compliance with Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto and of the Subsidiaries of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto or the Subsidiaries of the parties, and to orders, regulations, directions or requests of any such government.

6.14  Force Majeure. The parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amended License Agreement to be duly executed on the date below written.

INTEL CORPORATION		Cymer, Inc.

By:	/s/ Chris Philippi	By:	/s/ Robert P. Akins

Chris Philippi		Robert P. Akins
Printed Name		Printed Name

EUV Business Manager		CEO
Title		Title

6/28/06		6/27/06
Date		Date

EXHIBIT A – LICENSED PATENTS

Patent Number

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